                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934*

                               Brooke Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    112502109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           112502109
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON
                        (entities only)

                        Kent C. McCarthy

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                        (See Instructions)

                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States of America

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       1,671,918*

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       1,671,918*

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,671,918* (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        9.9%**

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        IN
----------------------- -----------------------------------------------------------------------------------------------
* Includes (a) 1,371,918  shares of common  stock;  and (b) warrants to purchase
300,000  shares of common  stock that are  exercisable  within 60 days of filing this  report.

** Based on 14,219,221  shares of common stock outstanding as reported by Brooke
Corporation on its Form 10-Q filed with the  Securities and Exchange  Commission on November  7, 2007.  The terms of the  warrants  limit  Jayhawk  Institutional
Partners, L.P. from exercising warrants that would cause its ownership of common stock to exceed 9.99%.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           112502109
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON
                        (entities only)

                        Jayhawk Capital Management, L.L.C. (48-1172612)

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                        (See Instructions)

                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       1,671,918*

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       1,671,918*

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,671,918* (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------
          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        9.9%**

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        IA
----------------------- -----------------------------------------------------------------------------------------------
* Includes (a) 1,371,918  shares of common  stock;  and (b) warrants to purchase
300,000  shares of common  stock that are  exercisable  within 60 days of filing this report.

** Based on 14,219,221  shares of common stock outstanding as reported by Brooke
Corporation on its Form 10-Q filed with the  Securities and Exchange  Commission on November  7, 2007.  The terms of the  warrants  limit  Jayhawk  Institutional
Partners, L.P. from exercising warrants that would cause its ownership of common stock to exceed 9.99%.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           112502109
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON
                        (entities only)

                        Jayhawk Institutional Partners, L.P. (48-1172611)
----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                        (See Instructions)

                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       1,671,918*

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       1,671,918*

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,671,918* (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        9.9%**

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        PN
----------------------- -----------------------------------------------------------------------------------------------
* Includes (a) 1,371,918  shares of common  stock;  and (b) warrants to purchase
300,000  shares of common  stock that are  exercisable  within 60 days of filing this report.

** Based on 14,219,221  shares of common stock outstanding as reported by Brooke
Corporation on its Form 10-Q filed with the  Securities and Exchange  Commission on November  7, 2007.  The terms of the  warrants  limit  Jayhawk  Institutional
Partners, L.P. from exercising warrants that would cause its ownership of common stock to exceed 9.99%.

Item 4   Ownership:

I. The information below is as of the date of this filing:

(a) Amount beneficially owned:
        1. Jayhawk Institutional  Partners, L.P.:  1,671,918 *
        2. Jayhawk Capital Management, L.L.C.: 1,671,918 *
        3. Kent McCarthy: 1,671,918 *

(b) Percent of Class:
        1. Jayhawk Institutional  Partners, L.P.:  9.99% **
        2. Jayhawk Capital Management, L.L.C.: 9.99% **
        3. Kent McCarthy: 9.99% **

(c) Number of shares as to which the person has:

     (i) Sole  power to vote or to direct  the vote:
        1  Jayhawk Institutional Partners, L.P.: 0
        2. Jayhawk Capital  Management, L.L.C.:  0
        3. Kent McCarthy: 0

     (ii) Shared power to vote or to direct the vote:
        1. Jayhawk Institutional Partners, L.P.:  1,671,918 *
        2. Jayhawk Capital  Management, L.L.C.:  1,671,918 *
        3. Kent McCarthy: 1,671,918 *

     (iii) Sole power to dispose or to direct the disposition of:
        1. Jayhawk Institutional Partners, L.P.: 0
        2. Jayhawk Capital Management,  .L.C.: 0
        3. Kent McCarthy: 0

     (iv) Sole power to dispose or to direct the  disposition of:
        1. Jayhawk Institutional Partners, L.P.: 1,671,918  *
        2. Jayhawk Capital Management, L.L.C.: 1,671,918 *
        3. Kent McCarthy: 1,671,918 *

*  Includes  1,371,918  shares of common  stock and  300,000  warrants  that are exercisable within 60 days of filing this report.

** Based on 14,219,221  shares of common stock outstanding as reported by Brooke
Corporation on its Form 10-Q filed with the  Securities and Exchange  Commission on November  7, 2007.  The terms of the  warrants  limit  Jayhawk  Institutional
Partners, L.P. from exercising warrants that would cause its ownership of common stock to exceed 9.99%.

II. The information below is as of December 31, 2007:

(a) Amount beneficially owned:
        1. Jayhawk Institutional Partners, L.P.: 1,362,433 ***
        2. Jayhawk Capital Management, L.L.C.: 1,362,433 ***
        3. Kent McCarthy: 1,362,433 ***

(b) Percent of Class:
        1. Jayhawk Institutional Partners, L.P.:  9.58% ****
        2. Jayhawk Capital Management, L.L.C.: 9.58% ****
        3. Kent McCarthy: 9.58% ****

(c) Number of shares as to which the person has:

   (i) Sole  power to vote or to direct  the vote:
        1.  Jayhawk Institutional Partners, L.P.: 0
        2.  Jayhawk Capital  Management, L.L.C.:  0
        3.  Kent McCarthy: 0

   (ii) Shared power to vote or to direct the vote:
        1. Jayhawk Institutional Partners, L.P.:  1,362,433 ***
        2. Jayhawk Capital Management,  L.L.C.: 1,362,433 ***
        3. Kent McCarthy: 1,362,433 ***

  (iii) Sole power to dispose or to direct the disposition of:
        1.  Jayhawk Institutional Partners, L.P.: 0
        2.  Jayhawk Capital Management,  L.L.C.: 0
        3.  Kent McCarthy: 0

   (iv) Sole  power to dispose or to direct the  disposition of:
        1.  Jayhawk Institutional Partners, L.P.:  1,362,433  ***
        2.  Jayhawk Capital Management, L.L.C.: 1,362,433 ***
        3.  Kent McCarthy: 1,362,433 ***

***  Includes  1,062,433  shares of common stock and 300,000  warrants  that are exercisable within 60 days of filing this report.

**** Based on  14,219,221  shares of common  stock  outstanding  as  reported by
Brooke  Corporation  on its Form 10-Q filed  with the  Securities  and  Exchange
Commission on November 7, 2007.

Item 10   Certification:

         By  signing  below I  certify  that,  to the best of my  knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

Dated:   March 18, 2008

                                        /s/ Kent C. McCarthy
                                  -------------------------------------------
                                  Kent C. McCarthy

                                  Jayhawk Capital Management, L.L.C.

                                        /s/ Kent C. McCarthy
                                  -------------------------------------------
                                  By:    Kent C. McCarthy
                                  Title:  Managing Member

                                  Jayhawk Institutional Partners, L.P.

                                      By: Jayhawk Capital Management, L.L.C.,
                                           Its general partner

                                            /s/ Kent C. McCarthy
                                           ------------------------------------
                                           By:    Kent McCarthy
                                           Title: Managing Member

                                                                Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended,  the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G  (including  amendments  thereto) with respect to the Common Stock, par value $0.01 per share, of Brooke Corporation,  and further agree that this Agreement be included as an exhibit to such filings.

     In evidence  whereof,  the  undersigned  have caused this  Agreement  to be executed on their behalf this 18th day of March, 2008.

                                        /s/ Kent C. McCarthy
                                  -------------------------------------------
                                  Kent C. McCarthy

                                  Jayhawk Capital Management, L.L.C.

                                        /s/ Kent C. McCarthy
                                  -------------------------------------------
                                  By:    Kent C. McCarthy
                                  Title:  Managing Member

                                  Jayhawk Institutional Partners, L.P.

                                      By: Jayhawk Capital Management, L.L.C.,
                                           Its general partner

                                            /s/ Kent C. McCarthy
                                           ------------------------------------
                                           By:    Kent McCarthy
                                           Title: Managing Member